EXHIBIT 10.26

September 11, 2007

Mr. Charles S. Howard

President and Chief Executive Officer

MidWestOne Financial Group, Inc.

222 First Avenue East

Oskaloosa, Iowa 52577

Dear Mr. Howard:

As you know, ISB Financial Corp. (“ISBF”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MidWestOne Financial Group, Inc. (“MWO”) with respect to the proposed transaction (the “Merger”) whereby MWO will be merged with and into ISBF. Among the conditions of the Merger is that you and Dick Summerwill of ISBF, execute and deliver to ISBF and MWO, respectively, a letter of understanding as described in Section 6.13 of the Merger Agreement.

Accordingly, in consideration for proceeding with the actions contemplated by the Merger Agreement, MWO requests your signature below and subsequent delivery of this letter of understanding to MWO, to evidence confirmation of your understanding of and agreement to the following terms:

(1) You shall deliver to MWO, or its successor, your resignation from all of the officer and director positions you hold with MWO and any subsidiaries, and their successors, immediately following consummation of the Merger (the “Effective Time”), subject to your acceptance of the separate proposal (outlined below) for continued service as a non-executive employee director following the Effective Time.

(2) You shall be paid at the Effective Time a one-time, single lump sum payment in the amount determined under the change in control benefit provisions of your Salary Continuation Agreement, with such amount to be subject to all applicable withholdings. Your salary continuation agreement will be amended to properly permit such distribution in accordance with Code Section 409A.

(3) You will not be treated as terminated from employment and shall not be eligible for severance benefits under any severance plans or arrangements of MWO or the successor company.

Mr. Charles Howard

September 11, 2007

ISBF and MWO recognize the value that your continued participation with our combined companies will bring. To that end, the combined entity is very much interested in your agreement to serve in the position of Non-Executive Vice Chairman, on the following terms:

•

Serve as a member of each of the boards of directors of the successor’s holding company (subject to future elections of such company’s shareholders) and the combined bank for a three (3) year term; and commencing as of the Effective Time, being appointed as the Vice-Chairman of the respective boards. In the event that W. Richard Summerwill is not serving in the role of Chairman during such three (3) period, and while you are still serving as a director, you will be appointed to the position of Chairman for the duration of such three (3) year period;

•

The Vice-Chairman role shall include involvement with strategic planning, market expansion, community relations and communications, investor relations, acquisitions, corporate governance, board relations and assistance with the new company becoming publicly traded, each as determined by the board and other such roles and responsibilities as may reasonably requested by the board;

•

Non-officer, active employee role: The Vice-Chairman role will not be as an officer of the successor entity or of any of its subsidiaries but shall be treated as a continuation of the employee/employer relationship with the successor company and/or subsidiary bank, as applicable, that is at will and subject to termination by either party at anytime and for any reason; provided that any termination of your employment by the successor company shall require the requisite vote of the board of directors applicable to the appointment or removal of the Vice Chairman. All compensation paid as an employee shall be reflected on an IRS Form W-2;

•	Annual salary rate of $75,000 per year, with no right to receive cash based director fees during any period of employment;

•

Future equity incentives shall be at the sole discretion of the board of directors of the successor company, it being intended that you will be entitled to receive any equity-based compensation payable to the directors;

•

Participation as an employee in employee benefit plans, including the group healthcare plans through the successor company’s plans on the same basis as all other full-time employees while serving as an active employee of the company or the bank, subject to all terms, conditions and limitations of such plans, as may be in effect from time to time. Following your active employment, and for as long as you are eligible and elect to participate in the Iowa Bankers Association benefit plans as a current or former director of the company (but not beyond age 65), the company will reimburse you for a portion of the cost of such insurance, with the company’s portion of the cost capped at the portion of the cost of the premium paid by the company for then active employees;

•	Continued use of your existing company auto with expense reimbursement for initial three (3) year term;

Mr. Charles Howard

September 11, 2007

•	Reasonable office space shall be provided during the initial three (3) year term as Vice-Chairman of the Board at the company’s main office location in Oskaloosa, Iowa.

Please acknowledge your acceptance of this letter and its terms, and your agreement to execute and deliver such agreements consistent with the terms hereof as may be requested and to take such actions as described above by signing both copies of this letter and returning one copy to MWO.

Mr. Charles Howard

September 11, 2007

Very truly yours,

MidWestOne Financial Group, Inc.

/s/ David A. Meinert
Name: David A. Meinert
Title: EVP and CFO

Acknowledged and agreed to

this 11th day of September, 2007.

/s/ Charles S. Howard
Charles S. Howard

ISB Financial Corp.

/s/ Charles N. Funk
Name: Charles N. Funk
Title: President